Exhibit 99.1

National Beverage Corp. Reports First Quarter Profits

    FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Sept. 17, 2003--National Beverage Corp. (AMEX:FIZ) today announced results for its first quarter ended August 2, 2003. For the quarter, sales were $145.7 million with earnings of $8.5 million, or $.46 per share. This compares to sales of $142.9 million with earnings of $8.1 million, or $.44 per share, for the prior year.
    Additional revenue growth for the quarter was curtailed by cooler temperatures and inclement conditions, along with delayed new product introductions.
    "BRAND DICHOTOMIZATION/DEMOGRAPHICS will be a new revolutionary description for National Beverage's future," stated Nick A. Caporella, Chairman and Chief Executive Officer. "Witness what is occurring relative to Shasta's new...'Shasta Shortz', a kids' beverage in a kid can(TM) created by kids. We are very fortunate that our brands, with their flavor -- quality heritage as family hallmarks, can stretch across the age spectrum," he continued.
    "Bad Shasta Rita, our new lime soda for the Hispanic mom to entertain the family at dinner...is another example of our brand dichotomization opportunity," concluded Caporella.
    National Beverage produces soft drinks, bottled waters, juices and juice products and is highly recognized for a line of refreshing flavors through its popular brands: Shasta(R), Faygo(R), Ritz(R), Everfresh(R), Mr. Pure(R) and LaCroix(R).

               Fun & Flavor...the National Beverage Way



                       National Beverage Corp.
           Consolidated Results for the Three Months Ended
                   August 2, 2003 and July 27, 2002
               (in thousands, except per share amounts)

                                                  Three Months Ended
                                                  -------------------
                                                   August 2, July 27,
                                                     2003      2002
                                                  --------- ---------


Net Sales                                         $145,665  $142,877
                                                  ========= =========

Net Income                                          $8,450    $8,051
                                                  ========= =========

Net Income Per Share:
    Basic                                             $.46      $.44
                                                  ========= =========
    Diluted                                           $.44      $.42
                                                  ========= =========

Average Common Shares Outstanding:
    Basic                                           18,417    18,395
                                                  ========= =========
    Diluted                                         19,069    19,059
                                                  ========= =========



    This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include fluctuations in costs, changes in consumer preferences and other items described in the Company's Securities and Exchange Commission filings and the Company undertakes no obligations to update the forward-looking statements.


    CONTACT: National Beverage Corp., Fort Lauderdale
             Grace A. Keene, 954/581-0922